CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$147,000	$14.80

October 6, 2015	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.
Structured Investments
$147,000*
Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index due June 7, 2018
•      The notes are designed for investors who seek a capped return of 1.365 times any appreciation (with a Maximum Upside Return of 52.00%), or a capped return equal to 50% of the absolute value of any depreciation (with a maximum downside return of 10.00%), of the Russell 2000® Index at maturity.
•      Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•      The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•      Minimum denominations of $1,000 and integral multiples thereof
•      CUSIP: 48125UWQ1
•      The purpose of this reopening supplement no. 1 to pricing supplement no. 825 is to offer additional notes with an aggregate principal amount of $147,000, which we refer to as the "reopened notes." $2,400,000 aggregate principal amount of notes were originally issued on June 8, 2015, which we refer to as the "original notes." The reopened notes will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original notes.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page RS-3 of this reopening supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
*  The notes offered hereby, which we refer to as the “reopened notes,” constitute a further issuance of, and will be consolidated with and form a single tranche with, the $2,400,000 aggregate principal amount of our notes originally issued on June 8, 2015, which we refer to as the “original notes.”  The reopened notes will have the same CUSIP as the original notes and will trade interchangeably with the original notes.  References to the “notes” will collectively refer to the reopened notes and the original notes.  After the issuance of the reopened Notes, the aggregate principal amount of the outstanding notes of this tranche will be $2,547,000.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$907	—	$907
Total	(1)	—	(1)(2)
(1) See “Supplemental Use of Proceeds” in this reopening supplement for information about the components of the price to public of the reopened notes.  $6,000 aggregate principal amount of the notes was purchased by investors at a price of $907 per $1,000 principal amount note.  J.P Morgan Securities LLC, which we refer to as JPMS, purchased the remainder of the notes at $1,000 per $1,000 principal amount note.
(2) JPMS, acting as agent for JPMorgan Chase & Co., will forgo any commissions in connection with the sale of the reopened notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The total aggregate principal amount of the reopened notes was not purchased by investors.  JPMS will retain the unsold portion of the offering of $141,000 aggregate principal amount notes and has agreed to hold those notes for investment for a period of at least 30 days.  This unsold portion may affect the supply of the notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.
The estimated value of the reopened notes on the Reopening Pricing Date as determined by JPMS, when the terms of the notes were set, was $908.10 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this reopening supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Reopening supplement no. 1 to pricing supplement no. 825 to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Index: The Russell 2000® Index (Bloomberg ticker: RTY)
Maximum Upside Return: 52.00% (corresponding to a maximum payment at maturity of $1,520.00 per $1,000 principal amount note)
Upside Leverage Factor: 1.365
Downside Participation: 50.00%
Absolute Index Return: The absolute value of the Index Return.  For example, if the Index Return is -5%, its Absolute Index Return will equal 5%
Contingent Buffer Amount: 20.00%
Pricing Date: June 3, 2015
Reopening Pricing Date: October 6, 2015
Reopening Issue Date (Settlement Date): For the reopened notes, on or about October 9, 2015
Observation Date*: June 4, 2018
Maturity Date*: June 7, 2018
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Payment at Maturity:
If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return × Upside Leverage Factor), subject to the Maximum Upside Return
If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Absolute Index Return × Downside Participation)
This payout formula results in an effective cap of 10.00% on your return at maturity if the Index Return is negative.  Under these limited circumstances, your maximum payment at maturity is $1,100.00 per $1,000 principal amount note.
If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return)
If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will lose more than 20.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
Index Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing level of the Index on the Pricing Date, which was 1,264.582
Final Value: The closing level of the Index on the Observation Date

RS-1 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return at maturity on the notes linked to a hypothetical Index.  The “total return” as used in this reopening supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below assume the following:
•	an Initial Value of 100.00;
•	a Maximum Upside Return of 52.00%;
•	an Upside Leverage Factor of 1.365;
•	a Downside Participation of 50.00%; and
•	a Contingent Buffer Amount of 20.00%
The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value.  The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this reopening supplement.   For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this reopening supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value	Index Return	Absolute Index Return	Total Return on the Notes	Payment at Maturity
165.0000	65.0000%	N/A	52.000%	$1,520.00
150.0000	50.0000%	N/A	52.000%	$1,520.00
140.0000	40.0000%	N/A	52.000%	$1,520.00
138.0953	38.0953%	N/A	52.000%	$1,520.00
130.0000	30.0000%	N/A	40.950%	$1,409.50
120.0000	20.0000%	N/A	27.300%	$1,237.00
115.0000	15.0000%	N/A	20.475%	$1,204.75
110.0000	10.0000%	N/A	13.650%	$1,136.50
105.0000	5.0000%	N/A	6.825%	$1,068.25
101.0000	1.0000%	N/A	1.365%	$1,013.65
100.0000	0.0000%	0.00%	0.000%	$1,000.00
95.0000	-5.0000%	5.00%	2.500%	$1,025.00
90.0000	-10.0000%	10.00%	5.000%	$1,050.00
85.0000	-15.0000%	15.00%	7.5000%	$1,075.00
80.0000	-20.0000%	20.00%	10.000%	$1,100.00
79.9900	-20.0100%	N/A	-20.010%	$799.90
70.0000	-30.0000%	N/A	-30.000%	$700.00
60.0000	-40.0000%	N/A	-40.000%	$600.00
50.0000	-50.0000%	N/A	-50.000%	$500.00
40.0000	-60.0000%	N/A	-60.000%	$400.00
30.0000	-70.0000%	N/A	-70.000%	$300.00
20.0000	-80.0000%	N/A	-80.000%	$200.00
10.0000	-90.0000%	N/A	-90.000%	$100.00
0.0000	-100.0000%	N/A	-100.000%	$0.00

RS-2 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

The following graph demonstrates the hypothetical total returns and hypothetical payments at maturity on the notes at maturity for a sub-set of Index Returns detailed in the table above (-60% to 60%). Your investment may result in a loss of some or all of your principal amount at maturity.

Note Payoff at Maturity
Index Performance
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
Payment at Maturity
-60%
-40%
-20%
0%
20%
40%
60%
Index Return

How the Notes Work

Index Appreciation Upside Scenario:
If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Index Return times the Upside Leverage Factor of 1.365, subject to the Maximum Upside Return of 52.00%.
•	If the closing level of the Index increases 10.00%, investors will receive at maturity a 13.65% return, or $1,136.50 per $1,000 principal amount note.
•
If the closing level of the Index increases 40.00%, investors will receive at maturity a return equal to the 52.00% Maximum Upside Return, or $1,520.00 per $1,000 principal amount note, which is the maximum upside payment at maturity.

Index Par or Index Depreciation Upside Scenario:
If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Contingent Buffer Amount of 20.00%, investors will receive at maturity the $1,000 principal amount plus a return equal to 50% of the Absolute Index Return.
•	For example, if the closing level of the Index declines 10.00%, investors will receive at maturity a 5.00% return, or $1,050.00 per $1,000 principal amount note.
Downside Scenario:
If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount of 20.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value.
•	For example, if the closing level of the Index declines 50.00%, investors will lose 50.00% of their principal amount and receive only $500.00 per $1,000 principal amount note at maturity.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the Final Value is less than the Initial Value by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value.  Accordingly, under

RS-3 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

these circumstances, you will lose more than 20.00% of your principal amount and could lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN IF THE INDEX RETURN IS POSITIVE —
If the Final Value is greater than the Initial Value, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Index Return times the Upside Leverage Factor, up to the Maximum Upside Return of 52.00% (corresponding to a maximum payment at maturity of $1,520.00 per $1,000 principal amount note), regardless of the appreciation of the Index, which may be significant.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE CONTINGENT BUFFER AMOUNT AND THE DOWNSIDE PARTICIPATION IF THE INDEX RETURN IS NEGATIVE —
If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will not receive the benefit of the absolute return feature at maturity. The Contingent Buffer Amount and the Downside Participation effectively cap your return at maturity, if the Index Return is negative, at 10.00%.  The maximum payment at maturity if the Index Return is negative is $1,100.00 per $1,000 principal amount note.
•	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —
If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate, and you will be fully exposed to any depreciation in the Index.
•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE INITIAL VALUE BY MORE THAN THE CONTINGENT BUFFER AMOUNT IS GREATER IF THE VALUE OF THE INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this reopening supplement.

RS-4 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this reopening supplement.
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the estimated hedging costs and the level of the Index.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

RS-5 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

The Index

The Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.
Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 8, 2010 through October 2, 2015.  The closing level of the Index on October 5, 2015 was 1,141.637.  We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  Although Russell Investments publishes the official closing levels of the Index to six decimal places, Bloomberg publishes the closing levels of the Index to only three decimal places.
The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and

RS-6 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition (including redemption at maturity) of a note occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” generally will not apply to the notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this reopening supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”
The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined on the Reopening Pricing Date based on market conditions and other relevant factors and assumptions existing at that time.
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
Costs associated with structuring and hedging the notes are included in the original issue price of the notes.  These costs include the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a loss that is more or less than expected, or it may result in a profit.
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” and “How the Notes Work” in this reopening supplement for an illustration of the risk-return profile of the notes and “The Index” in this reopening supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time.  These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.  The price of any additional offering will be determined at the time of pricing of that offering.  We have no obligation to take your interests into account when deciding to issue additional notes.

RS-7 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index

Validity of the Reopened Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the reopened notes offered by this reopening supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such reopened notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the reopened notes to the extent determined to constitute unearned interest.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the reopened notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Additional Terms Specific to the Notes

You should read this reopening supplement no. 1 to pricing supplement no. 825 together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This reopening supplement, together with the documents listed below, contains the terms of the notes, supplements the pricing supplement related hereto dated June 3, 2015 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this reopening supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

RS-8 | Structured Investments Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Russell 2000® Index